AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

AMENDMENT NO. 2

SCHEDULE A

Effective May 1, 2025

Operating Expense Limits

Homestead Funds, Inc.

Fund	Operating Expense Limit	Expiration of Term of Agreement
Daily Income Fund	0.60%	April 30, 2026
Short-Term Government Securities Fund	0.75%	April 30, 2026
Short-Term Bond Fund	0.80%	April 30, 2026
Stock Index Fund	0.75%*	April 30, 2026
Value Fund	1.25%	April 30, 2026
Growth Fund	1.00%	April 30, 2026
Small-Company Stock Fund	1.50%	April 30, 2026

* As set forth in Section 1, the Operating Expense Limit with respect to the Stock Index Fund applies to all operating expenses incurred by the Stock Index Fund, including, but not limited to, expenses indirectly incurred by the Stock Index Fund through its investment in the Master Portfolio.

Homestead Funds Trust
Fund	Operating Expense Limit	Expiration of Term of Agreement
Intermediate Bond Fund	0.80%	April 30, 2026

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

HOMESTEAD FUNDS, INC.

on behalf of each of its series set forth on Schedule A

By:	Name: Mark D. Santero

Title:  President and Chief Executive Officer

HOMESTEAD FUNDS TRUST

on behalf of its series set forth on Schedule A

By:	Name: Mark D. Santero

Title:  President and Chief Executive Officer

HOMESTEAD ADVISERS CORP.

By:	Name: Mark D. Santero

Title:  President and Chief Executive Officer

SCH A